February 10, 2009

Aftersoft Group, Inc.
Regus House
Heronsway Chester Business Park
Chester, CH4 9QR
United Kingdom

Re:  Waiver and Amendment #2

Dear Sirs:

Reference is made to (a) the Revolving Credit and Term Loan Agreement dated as of December 21, 2007 (the “Loan Agreement”) by and between ComVest Capital, LLC (the “Lender”) and Aftersoft Group, Inc. (the “Borrower”), and (b) the Revolving Credit Note dated December 21, 2007 in the maximum principal amount of $1,000,000 issued by the Borrower to the Lender (the “Revolving Credit Note”).  All capitalized terms used herein without definition have the respective meanings ascribed to them in the Loan Agreement.

The Lender hereby confirms the Borrower’s advice that the Borrower is not in compliance with Section 6.17 of the Loan Agreement for the four (4) consecutive quarters ended December 31, 2008.  The Lender hereby waives compliance with Section 6.17 of the Loan Agreement for the four (4) consecutive quarters ended on December 31, 2008, provided that such waiver is limited to such four (4) quarter period and shall not constitute a waiver or amendment of Section 6.17 with respect to any other period or any other provision of the Loan Agreement in any other respect.

In consideration of the foregoing waiver, the Borrower has agreed (and, by its signature below, hereby confirms) that the minimum interest rate under the Revolving Credit Note shall, effective as of February 1, 2009, be increased from 9.5% per annum to 11% per annum (and, by reason thereof, the words “nine and one-half (9.5%) percent” contained in clause (b) of the first paragraph of the Revolving Credit Note are hereby replaced with the words “eleven (11%) percent” effective as of February 1, 2009); provided, however, that if the Borrower hereafter demonstrates, to the Lender’s reasonable satisfaction, restored compliance with Section 6.17 of the Loan Agreement as of the close of any fiscal quarter ending on or after March 31, 2009, then the minimum interest rate under the Revolving Credit Note shall be restored to 9.5% per annum effective as of the first day of the calendar month next succeeding the Borrower’s demonstrated quarter-end compliance with such Section 6.17.  This waiver and amendment may be attached to and shall form a part of the Revolving Credit Note; and, upon request of the Lender at any time, the Borrower shall execute and deliver an amended and restated Revolving Credit Note setting forth the modified interest rate herein provided.

Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement, the Revolving Credit Note and the other Loan Documents remain unchanged and in full force and effect.

This waiver and amendment may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

Very truly yours, COMVEST CAPITAL, LLC

By:	/s/ Gary E. Jaggard
Gary E. Jaggard Managing Director

Acknowledged, Confirmed and Agreed To:

AFTERSOFT GROUP, INC.

By:	/s/ Ian Warwick
Name: Ian Warwick Title: President and CEO